Issuer Free Writing Prospectus, dated June 5, 2025
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement, dated June 5, 2025
Registration Statement No. 333-277928
Toll Brothers Finance Corp.
$500,000,000 5.600% Senior Notes due 2035
Guaranteed on a Senior Basis by
Toll Brothers, Inc.
and Certain of its Subsidiaries
Pricing Term Sheet
This pricing term sheet to the Preliminary Prospectus Supplement dated June 5, 2025 (the “Preliminary Prospectus Supplement”) related to the offering of the notes described above should be read together with the Preliminary Prospectus Supplement, and the information incorporated by reference therein, before making an investment decision with regard to the notes. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent that it is inconsistent therewith. Capitalized terms used but not defined in this pricing term sheet shall have the meaning ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Toll Brothers Finance Corp.
Security:	5.600% Senior Notes due 2035
Principal Amount:	$500,000,000
Net Proceeds to Issuer Before Expenses:	$494,930,000
Maturity Date:	June 15, 2035
Coupon:	5.600%
Public Offering Price:	99.636% of the principal amount, plus accrued interest, if any, from June 10, 2025
Yield to Maturity:	5.648%
Benchmark Treasury:	UST 4.250% due May 15, 2035
Benchmark Treasury Price:	98-26
Benchmark Treasury Yield:	4.398%
Spread to Benchmark Treasury:	T+125 basis points
Optional Redemption:
Make-whole call at T+20 bps prior to March 15, 2035 (or, if greater, at 100% of the principal amount being redeemed), plus accrued and unpaid interest. On or after March 15, 2035, redeemable at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2025
Record Dates:	June 1 and December 1
Trade Date:	June 5, 2025
Settlement:	T+3; June 10, 2025

Expected Ratings*:	Baa2 (stable) (Moody’s) BBB (stable) (S&P) BBB (positive) (Fitch)
CUSIP:	88947E AX8
ISIN:	US88947EAX85
Joint Book-Running Managers:
BofA Securities, Inc.
BBVA Securities Inc.
BMO Capital Markets Corp.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
PNC Capital Markets LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Lead Managers:	Citizens JPM Securities, LLC Regions Securities LLC
Co-Managers:	BNY Mellon Capital Markets, LLC Capital One Securities, Inc. Fifth Third Securities, Inc. CIBC World Markets Corp. Comerica Securities, Inc. TD Securities (USA) LLC TCBI Securities, Inc. Zions Direct, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC that are incorporated by reference in the Preliminary Prospectus Supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, BBVA Securities Inc. toll free at 1-800-422-8692, BMO Capital Markets Corp. toll free at 1-888-200-0266, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Mizuho Securities USA LLC toll free at 1-866-271-7403, PNC Capital Markets LLC toll free at 1-855-881-0697, Truist Securities, Inc. toll free at 1-800-685-4786, U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or other email system.
2